Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 27, 2013 relating to Forest City Enterprises, Inc.’s financial statements, financial statement schedules, and the effectiveness of internal control over financial reporting, which appear in Forest City Enterprises, Inc.’s Annual Report on Form 10-K for the year ended January 31, 2013 and our report dated April 30, 2013 relating to FC HCN University Park, LLC and Subsidiaries’ financial statements, which appear in Forest City Enterprises, Inc.’s Annual Report on Form 10-K, as amended, for the year ended January 31, 2013.
/s/ PricewaterhouseCoopers LLP

Cleveland, Ohio
October 2, 2013